Exhibit 99.1

The New York Times Company Reports 2015 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--August 6, 2015--The New York Times Company (NYSE: NYT) announced today adjusted diluted earnings per share from continuing operations (defined below) of $.13 in the second quarter of 2015 compared with $.07 in the second quarter of 2014. Diluted earnings per share from continuing operations were $.10 in the second quarter of 2015 compared with $.06 in the same period of 2014.

Adjusted operating profit (defined below) grew to $64.4 million in the second quarter of 2015 from $55.7 million in the second quarter of 2014, as digital revenue growth combined with cost reductions more than offset a decline in print revenues. Operating profit was $38.1 million in the second quarter of 2015 compared with $16.5 million in the same period of 2014.

“Our Company’s digital progress continued in the second quarter, with double-digit year-over-year growth in both digital advertising and digital subscription revenue,” said Mark Thompson, president and chief executive officer. “We added 33,000 net digital subscribers in the quarter. That means that, in addition to our 1.1 million print-and-digital subscribers, we ended Q2 with 990,000 paid digital-only subscribers. And as we announced separately this morning, we surpassed the million digital subscriber milestone just last week. The number of digital subscriber additions in the second quarter was higher than in the same quarter in either 2014 or 2013, despite the impact of our decision to switch NYT Now from a subscription to a free product. Strong growth in international subscriptions and improved retention contributed to the result.

“Digital advertising also saw another strong quarter – finishing up 14 percent and rounding out a full year of double-digit revenue growth that started in the second half of 2014. Q2’s digital strength was again driven by growth in mobile, Paid Posts and video.

“Cost declines outpaced the decrease in overall revenues, which was primarily driven by continued pressure on print advertising, and led to strong adjusted operating profit growth in the quarter. Expense management will remain a top priority as we head into the second half of 2015, although our emphasis on digital investment and execution is also more intense than ever.

“We recently initiated several important relationships – with Apple, Facebook and Starbucks – all of which we believe will enable us to reach new audiences for our journalism as well as provide incremental revenue.”

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2015 to the second quarter of 2014. Discontinued operations in 2014 include post-sale adjustments related to the New England Media Group (NEMG), which was sold in 2013.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

There were no special items in the second quarter of 2015.

Second-quarter 2014 results included the following special items:

  A $9.5 million ($5.7 million after tax or $.03 per share) pension settlement charge in connection with a lump-sum payment offer to certain former employees.
  A $9.5 million ($.06 per share) income tax benefit primarily due to a reduction in the Company’s reserve for uncertain tax positions.

The Company had severance costs of $1.9 million ($1.1 million after tax or $.01 per share) and $2.2 million ($1.3 million after tax or $.01 per share) in the second quarters of 2015 and 2014, respectively.

Results from Continuing Operations

Revenues
Total revenues for the second quarter of 2015 decreased 1.5 percent to $382.9 million from $388.7 million. Circulation and other revenues increased 0.9 percent and 4.5 percent, respectively, while advertising revenues declined 5.5 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and January’s increase in home-delivery prices for The New York Times more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscription products was $47.5 million in the second quarter, an increase of 13.8 percent from the second quarter of 2014.

Paid subscribers to the Company’s digital-only subscription products totaled approximately 990,000 as of the end of the second quarter of 2015, an increase of 19 percent compared to the end of the second quarter of 2014.

Second-quarter print advertising revenue decreased 12.8 percent while digital advertising revenue increased 14.2 percent. Digital advertising revenue was $48.3 million, or 32.5 percent of total Company advertising revenues, compared with $42.3 million, or 26.9 percent, in the 2014 second quarter.

Other revenues rose 4.5 percent in the second quarter primarily due to increases in revenues from the Company’s Crossword product and rental income.

Operating Costs
Operating costs decreased 4.9 percent in the second quarter to $344.8 million from $362.7 million. Costs decreased mainly as a result of print distribution efficiencies as well as declines in depreciation and amortization, raw materials costs and outside printing expenses. Adjusted operating costs decreased 4.4 percent to $318.5 million.

Non-operating retirement costs increased to $8.7 million from $8.3 million in the second quarter. The exhibits in this release include the detail of those expenses.

Raw materials costs decreased in the second quarter to $18.3 million from $21.6 million due to paper price and volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased to $9.8 million from $13.2 million due to a lower level of debt outstanding as a result of the repayment, at maturity, of the Company’s 5.0 percent senior notes in the first quarter of 2015 and debt repurchases made in 2014.

Income Taxes
The Company had income tax expense of $11.7 million and an effective tax rate of 41.9 percent in the second quarter of 2015. The Company had an income tax benefit of $5.7 million on pre-tax income of $3.3 million in the second quarter of 2014. The tax benefit was primarily due to a reduction in the Company’s reserve for uncertain tax positions.

Liquidity
As of June 28, 2015, the Company had cash and marketable securities of $879.7 million (excluding restricted cash of $29.0 million primarily to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were $428.8 million.

Capital Expenditures
Capital expenditures totaled approximately $6 million in the second quarter of 2015 and approximately $11 million in the first six months of 2015.

Outlook
Total circulation revenues in the third quarter of 2015 are expected to increase at a rate similar to that of the second quarter of 2015.

Total advertising revenues in the third quarter of 2015 are expected to decrease in the mid-single digits compared with the third quarter of 2014.

Operating costs are expected to decrease in the low-single digits in the third quarter of 2015 compared with the third quarter of 2014, while adjusted operating costs are expected to be flat to slightly down.

The Company expects the following on a pre-tax basis in 2015:

  Results from joint ventures: breakeven,
  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $40 million to $45 million, and
  Capital expenditures: approximately $35 million.

Conference Call Information
The Company’s second-quarter 2015 earnings conference call will be held on Thursday, August 6 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 65240540. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, August 13. The passcode is 65240540.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could affect the Company’s circulation and advertising revenues, the growth of its digital businesses and the implementation of its strategic initiatives. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended December 28, 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2015	2014	% Change	2015	2014	% Change
Revenues
Circulation	$211,658	$209,815	0.9%	$423,128	$419,538	0.9%
Advertising(a)	148,599	157,249	-5.5%	298,507	316,461	-5.7%
Other(b)	22,629	21,655	4.5%	45,490	43,128	5.5%
Total revenues	382,886	388,719	-1.5%	767,125	779,127	-1.5%
Operating costs
Production costs	152,773	157,944	-3.3%	309,409	316,927	-2.4%
Selling, general and administrative costs	176,252	185,584	-5.0%	355,049	372,308	-4.6%
Depreciation and amortization	15,810	19,169	-17.5%	30,654	39,261	-21.9%
Total operating costs	344,835	362,697	-4.9%	695,112	728,496	-4.6%
Pension settlement charges (c)	—	9,525	*	40,329	9,525	*
Multiemployer pension plan withdrawal expense (d)	—	—	*	4,697	—	*
Early termination charge (e)	—	—	*	—	2,550	*
Operating profit	38,051	16,497	*	26,987	38,556	-30.0%
(Loss)/income from joint ventures	(356)	25	*	(928)	(2,122)	-56.3%
Interest expense, net	9,776	13,205	-26.0%	21,968	26,506	-17.1%
Income from continuing operations before income taxes	27,919	3,317	*	4,091	9,928	-58.8%
Income tax expense/(benefit)(f)	11,700	(5,743)	*	2,293	(1,979)	*
Income from continuing operations	16,219	9,060	79.0%	1,798	11,907	-84.9%
Loss from discontinued operations, net of income taxes(g)	—	—	*	—	(994)	*
Net income	16,219	9,060	79.0%	1,798	10,913	-83.5%
Net loss attributable to the noncontrolling interest	181	128	41.4%	340	18	*
Net income attributable to The New York Times Company common stockholders	$16,400	$9,188	78.5%	$2,138	$10,931	-80.4%
Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$16,400	$9,188	78.5%	$2,138	$11,925	-82.1%
Loss from discontinued operations, net of income taxes	—	—	*	—	(994)	*
Net income	$16,400	$9,188	78.5%	$2,138	$10,931	-80.4%

Average number of common shares outstanding:
Basic	166,355	150,796	10.3%	165,173	150,683	9.6%
Diluted	168,316	161,868	4.0%	167,491	161,962	3.4%
Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.10	$0.06	66.7%	$0.01	$0.08	-87.5%
Loss from discontinued operations, net of income taxes	—	—	*	—	(0.01)	*
Net income	$0.10	$0.06	66.7%	$0.01	$0.07	-85.7%
Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.10	$0.06	66.7%	$0.01	$0.07	-85.7%
Loss from discontinued operations, net of income taxes	—	—	*	—	(0.01)	*
Net income	$0.10	$0.06	66.7%	$0.01	$0.06	-83.3%
Dividends declared per share	$0.04	$0.04	*	$0.08	$0.08	*

* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	The following table summarizes the second quarter of 2015 advertising revenues by category:
		2015
		Second Quarter	% Change vs. 2014	Six Months		% Change vs. 2014
	Display	$135,505	-4.9%	$	271,938	-5.9%
	Classified	8,296	-16.3%		17,620	-7.6%
	Other advertising	4,798	-1.6%		8,949	8.1%
	Total advertising	$148,599	-5.5%	$	298,507	-5.7%
In the fourth quarter of 2014, the Company reclassified advertising revenues, including prior period information, into three categories: Display, Classified and Other. “Display” combines the prior “Retail” and “National” categories and includes advertising in our newspapers, online on our websites and across our digital products principally by advertisers promoting products or brands. “Classified” includes line ads sold in the Classified section of our newspapers and websites. “Other advertising” includes, among others, creative services fees associated with our branded content studio and revenue from pre-printed advertising, also known as free-standing inserts.

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, conferences/events, e-commerce and the Crossword product.

(c)	In the first quarter of 2015 and the second quarter of 2014, the Company recorded $40.3 million and $9.5 million in pension settlement charges, respectively, in connection with lump-sum payment offers to certain former employees.

(d)	In the first quarter of 2015, the Company recorded a $4.7 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(e)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.

(f)	In the second quarter of 2014, the Company recorded a $9.5 million income tax benefit primarily due to a reduction in the reserve for uncertain tax positions.

(g)	Discontinued operations in 2014 include post-sale adjustments related to NEMG, which was sold in 2013.
The following table summarizes the 2015 and 2014 discontinued operations including post-sale adjustments related to NEMG, which was sold in 2013:

	Six Months
	2015	2014
Loss on sale, net of income taxes:
Loss on sale	$—	$(1,559)
Income tax benefit	—	(565)
Loss on sale, net of income taxes	—	(994)
Loss from discontinued operations, net of income taxes	$—	$(994)

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2015	2014	% Change	2015	2014	% Change
Diluted earnings per share from continuing operations	$0.10	$0.06	66.7%	$0.01	$0.07	-85.7%
Add:
Severance	0.01	0.01	*	0.01	0.02	-50.0%
Non-operating retirement costs	0.03	0.03	*	0.06	0.06	*
Special items:
Pension settlement charges	—	0.03	*	0.14	0.03	*
Multiemployer pension plan withdrawal expense	—	—	*	0.02	—	*
Early termination charge	—	—	*	—	0.01	*
Reduction in uncertain tax positions	—	(0.06)	*	—	(0.06)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.13	$0.07	85.7%	$0.25	$0.13	92.3%

(1) Amounts may not add due to rounding.

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2015	2014	% Change	2015	2014	% Change
Operating profit	$38,051	$16,497	*	$26,987	$38,556	-30.0%
Add:
Depreciation & amortization	15,810	19,169	-17.5%	30,654	39,261	-21.9%
Severance	1,874	2,243	-16.5%	3,391	5,297	-36.0%
Non-operating retirement costs	8,674	8,302	4.5%	17,549	17,179	2.2%
Special items:
Pension settlement charges	—	9,525	*	40,329	9,525	*
Multiemployer pension plan withdrawal expense	—	—	*	4,697	—	*
Early termination charge	—	—	*	—	2,550	*
Adjusted operating profit	$64,409	$55,736	15.6%	$123,607	$112,368	10.0%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Second Quarter			Six Months
	2015	2014	% Change	2015	2014	% Change
Operating costs	$344,835	$362,697	-4.9%	$695,112	$728,496	-4.6%
Less:
Depreciation & amortization	15,810	19,169	-17.5%	30,654	39,261	-21.9%
Severance	1,874	2,243	-16.5%	3,391	5,297	-36.0%
Non-operating retirement costs	8,674	8,302	4.5%	17,549	17,179	2.2%
Adjusted operating costs	$318,477	$332,983	-4.4%	$643,518	$666,759	-3.5%

* Represents a change equal to or in excess of 100% or not meaningful.

Components of non-operating retirement costs(1)
	Second Quarter			Six Months
	2015	2014	% Change	2015	2014	% Change
Pension:
Interest cost	$21,016	$23,823	-11.8%	$42,456	$47,810	-11.2%
Expected return on plan assets	(28,832)	(28,460)	1.3%	(57,607)	(56,920)	1.2%
Amortization and other costs	10,749	7,744	38.8%	21,416	15,396	39.1%
Non-operating pension costs	2,933	3,107	-5.6%	6,265	6,286	-0.3%
Other postretirement benefits:
Interest cost	689	1,010	-31.8%	1,377	2,020	-31.8%
Amortization and other costs	1,303	1,184	10.1%	2,606	2,368	10.1%
Non-operating other postretirement benefits costs	1,992	2,194	-9.2%	3,983	4,388	-9.2%
Expenses associated with multiemployer pension plan withdrawal obligations	3,749	3,001	24.9%	7,301	6,505	12.2%
Total non-operating retirement costs	$8,674	$8,302	4.5%	$17,549	$17,179	2.2%

(1)Components of non-operating retirement costs do not include special items.

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com